KPMG Peat Marwick LLP
Suite 2000
1211 South West Fifth Avenue
Portland, OR  97204


                         CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
Willamette Industries, Inc:

We consent to incorporation by reference in the Registration Statement No. 33-59517 on Form S-8 of Willamette Industries, Inc. of our report dated May 21, 1999 relating to the statements of net assets available for benefits of Willamette Industries Stock Purchase Plan as of December 30, 1998 and 1997, and the related statements of changes in net assets available for benefits and supplemental schedules referred to in our report, which report appears in the December 30, 1998 annual report on Form 11-K of Willamette Industries Stock Purchase Plan.


                            /s/ KPMG Peat Marwick LLP

June 23, 1999

     Member Firm of KPMG International